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                                                                    EXHIBIT 10.1


                              AMENDED AND RESTATED
                      ARRAY DELIVERY AND TESTING AGREEMENT

         This Amended and Restated Array Delivery and Testing Agreement, dated as of January 11, 2000, is between ArQule, Inc. ("ArQule"), a Delaware corporation, and Monsanto Company ("Monsanto"), a Delaware corporation. For the purposes of this Agreement, the name "Monsanto" is used for Monsanto, G.D. Searle & Co., and other Primary Affiliates (as defined below) of Monsanto, and the name "ArQule" is used for ArQule and Primary Affiliates (as defined below) of ArQule.

                                 R E C I T A L S

         WHEREAS, ArQule has developed certain technology that has applications in the discovery and development of compounds for use in the Field (as defined below);

         WHEREAS, Monsanto desires that ArQule apply its technologies to the research and development of compounds with applications for Monsanto in the Field; and

         WHEREAS, in exchange for payment by Monsanto of research funds, milestone payments and royalties, ArQule is willing to provide compound arrays for testing by Monsanto and to perform certain other compound development activities, subject to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereby agree as follows:

1.       DEFINITIONS.

                  "ACTIVE HOMOLOG" shall mean (i) any ArQule Compound that exhibits substantial homology with an Active Compound in the same Mapping Array or (ii) any Directed Array Compound that exhibits substantial homology with an Active Compound in the same Directed Array Program, with "substantial homology" determined by Monsanto in good faith according to predetermined thresholds set by Monsanto in good faith.

                  "ACTIVE COMPOUND" shall mean any ArQule Compound or Directed Array Compound that exhibits significant functional activity as determined by Monsanto according to a predetermined threshold set by Monsanto for each Target consistent with the manner it treats other compounds resulting from its discovery program.

                  "ADVANCED FIELD TRIALS" shall mean advanced testing trials conducted by or for Monsanto in a manner representative of actual agricultural or industrial practices including (i) determining the performance or safety of a Royalty-Bearing Product or (ii) greenhouse, growth chamber or laboratory testing including radio-labeled synthesis and associated testing, advanced toxicity, environmental fate, and toxicity on non-target species including mammals and/or assembling field information necessary to obtain an EUP.

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                  "AGREEMENT"  shall mean this Amended and Restated Array
 Delivery and Testing Agreement.

                  "AGROCHEMICAL FIELD" means all agricultural and in planta applications.

                  "ANIMAL HEALTH FIELD" means animal health applications.

                  "ARQULE COMPOUND" shall mean any chemical molecule that is synthesized by ArQule using its proprietary technology and provided by ArQule to Monsanto under the Mapping Array Program, or as part of a Compass Array library, as described below.

                  "ARQULE DERIVATIVE COMPOUND" shall mean a Derivative Compound that is derived from an ArQule Compound in the course of a development program for the molecular target or other target (e.g., whole cell screen) against which the ArQule Compound was initially discovered to have biological activity, i.e., a compound is not an ArQule Derivative Compound if that compound is independently developed by Monsanto for a different target.

                  "ARQULE INTERNAL DISCOVERY PROGRAM" shall mean any testing or screening activity performed (i) by ArQule itself or (ii) in a collaboration in which ArQule retains an ownership interest in an ArQule Compound or ArQule Derivative Compound, in each case with the primary purpose of determining the functional activity in the Field of ArQule Compounds or ArQule Derivative Compounds.

                  "ARQULE PATENT RIGHTS" shall mean Patent Rights controlled or owned by ArQule as of the Effective Date or during the Research Period, as set forth in Section 5.1(b); all to the extent and only to the extent that ArQule now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

                  "ARQULE TECHNOLOGY" shall mean all information and data which is owned by or licensed by third parties to ArQule prior to the Effective Date and during the Research Period and is necessary or useful to conduct the screening to discover Active Compounds or to develop, make, use, sell or seek regulatory approval in any country to market a product containing a Royalty-Bearing Product; all to the extent and only to the extent that ArQule now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

                  "ARRAY" shall mean a set of samples of structurally related chemical compounds arranged in a format such as a microtiter screening plate or another format as mutually agreed to by the Parties.

                  "AVAILABLE COMPOUND" means an ArQule Compound that is an Active Compound and that is not (i) then licensed or otherwise committed to a third party in the Field or (ii) then committed to an Internal ArQule Discovery Program in the Field. As used in this definition, the term "committed" means a compound that is subject to a legally binding obligation to a third party that precludes a grant of an exclusive license to Monsanto in the Field or a compound for which ArQule has previously identified biological activity and designated in its internal compound database as the subject of an Internal ArQule Discovery Program.

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                  "BASE RATE OF INTEREST" shall mean the base rate of interest charged to its best commercial customers from time to time by the Bank of Boston or its successor.

                  "COMPASS ARRAY(TM) LIBRARY" means a collection of ArQule Compounds that is a diverse subset of the Mapping Arrays produced by ArQule. The Compass Array Library uses approximately [*] of the total ArQule Compounds to represent the chemical diversity present in all of the Mapping Arrays.

                  "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
Section 8.1.

                  "CONTRACT YEAR" shall mean each twelve (12) month fiscal year of the Research Period, commencing on January 1 of each year and concluding twelve (12) months thereafter.

                  "DERIVATIVE COMPOUND" shall mean a chemical compound structurally derived in one or more steps from another by a process of modification or partial substitution of at least one component wherein at least one structural feature is retained at each process step. A Derivative Compound may be synthesized (i) from a parent compound through manipulation of the parent compound or (ii) from a compound or compounds other than the parent compound if the Derivative Compound could have been synthesized from the parent compound but a different synthetic pathway was used. The number of intermediate steps or compounds is not relevant to the classification of a compound as a Derivative Compound. A compound need not have structural similarity to another compound in order to be classified as a Derivative Compound. However, a compound is not a Derivative Compound merely because the compound is, in theory, a synthetically accessible compound from a parent compound; rather, a Derivative Compound results from a series of synthetic steps that are actually undertaken in an effort to produce a desired end-product in a particular development program.

                  "DIRECTED ARRAY(TM)" shall mean an Array comprised of ArQule Derivative Compounds or Monsanto Derivative Compounds that was synthesized by ArQule under the Directed Array Program.

                  "DIRECTED ARRAY(TM)COMPOUND" means any ArQule Derivative Compound or Monsanto Derivative Compound that was synthesized by ArQule under the Directed Array Program.

                  "DIRECTED ARRAY(TM) PROGRAM" shall mean the Directed Array Program that was terminated by the Parties as described in Section 3.3.1.

                  "DISCLOSING PARTY" shall mean that Party disclosing Confidential Information to the other Party under Section 8.

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                  "EU" shall mean Austria, Belgium, Denmark, Finland, France,
Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, United Kingdom and such other countries that may be subsequently admitted to or excluded from the EU.

                  "EUP" shall mean an Experimental Use Permit.

                  "EFFECTIVE DATE" shall mean the date of execution of this Agreement by the Parties hereto, at which time this Agreement shall become effective.

                  "EPA" shall mean the Environmental Protection Agency (or its foreign equivalent responsible for approval of commercial use of Royalty-Bearing Products as defined in the Field).

                  "EXPERIMENTAL USE PERMIT" shall mean a permit for field application issued by the EPA prior to label approval.

                  "FDA" means the United States Food and Drug Administration (or its foreign equivalent).

                  "FIELD" means, collectively, the Agrochemical Field, the Human Therapeutics Field, the Nutrition Field, and the Animal Health Field.

                  "HUMAN THERAPEUTICS FIELD" means human therapeutic applications.

                  "IND" means an investigational new drug application filed with the FDA prior to beginning clinical trials in humans or any comparable application filed with the regulatory authorities of a country other than the United States, prior to beginning clinical trials in humans in that country.

                  "JOINT PATENT RIGHTS" shall mean any Patent Rights that are jointly owned by the Parties as of the Effective Date or during the Research Period, as set forth in Section 5.1(c).

                  "LICENSED COMPOUND" shall mean (i) all Directed Array Compounds and (ii) any ArQule Compound that the Research Committee has designated as a Licensed Compound as provided in Section 3.2.2 below.

                  "MAPPING ARRAY(TM)" shall mean an Array of ArQule Compounds synthesized by ArQule under the Mapping Array Program.

                  "MAPPING ARRAY(TM) PROGRAM" shall mean the program under which ArQule provides ArQule Compounds to its collaborators to screen on a non-exclusive basis, with the right to obtain an exclusive license to Active Compounds in substantially the manner set forth in Section 3.2.

                  "MONSANTO COMPOUND" shall mean any chemical molecule that was provided by Monsanto or its Primary Affiliates to ArQule under the Directed Array Program.


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                  "MONSANTO DERIVATIVE COMPOUND" shall mean a Derivative
Compound that was synthesized by ArQule from a Monsanto Compound under the Directed Array Program.

                  "MONSANTO PATENT RIGHTS" shall mean Patent Rights controlled or owned by Monsanto as of the Effective Date or during the Research Period, as set forth in Section 5.1(a); all to the extent and only to the extent that ArQule now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

                  "NDA" means a New Drug Application, as such term is defined by the FDA, and any equivalent filing in a foreign jurisdiction.

                  "NET SALES" shall mean the aggregate Net Sales Price of Royalty-Bearing Products in any Royalty Period.

                  "NET SALES PRICE" shall mean [*]:

         (i)      [*];

         (ii)     [*];

         (iii)    [*];

         (iv)     [*]

         (v)      [*].

[*].

                  "NUTRITION FIELD" means human nutrition applications.

                  "PARTY" means ArQule, Monsanto, or one of their respective Primary Affiliates; "PARTIES" means ArQule, Monsanto, and their respective Primary Affiliates.

                  "PATENT RIGHTS" shall mean all patent applications and issued and subsisting patents and reissues, reexaminations, extensions and supplementary protection certificates thereof and all patent applications and any divisions, continuations, or continuations-in-part thereof (to the extent directed to the same subject matter as the parent application).

                  "PHASE II CLINICAL TRIALS" means clinical trials in a small sample of the intended patient population to assess the efficacy for a specific indication of a compound proposed to be used as a therapeutic pharmaceutical product, to determine dose tolerance and the optimal dose range as well as to gather additional information relating to safety and potential adverse effects, and meeting the requirements established by the FDA for Phase II clinical trials. A Phase II

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Clinical Trial is deemed to commence upon acceptance of a trial protocol with the FDA and concludes with the filing of a final study report with the FDA, but in any event not later than the commencement of a Phase III Clinical Trial for that product.

                  "PHASE III CLINICAL TRIALS" means clinical trials designed to demonstrate safety and efficacy of a compound proposed to be used as a therapeutic pharmaceutical product in an expanded patient population at geographically dispersed study sites, meeting the requirements established by the FDA for Phase III clinical trials. A Phase III Clinical Trial is deemed to commence upon acceptance of a trial protocol with the FDA and concludes with the filing of an NDA with the FDA.

                  "PRELIMINARY FIELD TRIALS" shall mean, with respect to any Royalty-Bearing Product, preliminary testing first conducted by or for Monsanto to determine efficacy conducted under anticipated use conditions, generally in an external environment. Preliminary Field Trials does not include primary testing, which includes greenhouse, growth chamber or laboratory testing including associated testing for environmental fate, toxicity, and toxicity on non-target species including mammals.

                  "PRIMARY AFFILIATE" of a Party shall mean a corporation or other legal entity that owns, directly or indirectly, fifty percent (50%) or more of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a fifty percent (50%) or greater interest in the net assets or profits of an entity which is not a corporation or any similar type of control relationship.

                  "PRODUCT TEAM" shall mean a group of Monsanto employees formed to facilitate product development analysis following successful completion of Advanced Field Trials.

                  "RECEIVING PARTY" shall mean that Party receiving Confidential Information under Section 8.1.

                  "RESEARCH COMMITTEE" shall have the meaning set forth in
Section 2.1.

                  "RESEARCH PERIOD" shall mean the period commencing on December 23, 1996 and ending on December 31, 2002.

                  "ROYALTY-BEARING PRODUCT" shall mean a compound under development or a product sold by Monsanto or a Sublicensee, which compound is or which product contains [*].

                  "ROYALTY PERIOD" shall mean, with respect to each Royalty-Bearing Product and on a country-by-country basis, a [*] commencing with the first arms-length, commercial sale of the relevant Royalty-Bearing Product in the relevant country.

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                  "SUBLICENSEE" shall mean any third party licensed by Monsanto to make, use (except where the implied right to use accompanies the sale to the third party of any Royalty-Bearing Product by Monsanto or its Sublicensees), sell, import, export, advertise, promote and otherwise commercialize any Royalty-Bearing Product.

                  "TARGET" shall mean any target within the Field selected by Monsanto.

                  The above definitions are intended to encompass the defined terms in both the singular and plural tenses.

2.       MANAGEMENT OF MAPPING ARRAY PROGRAM.

         2.1. COMPOSITION OF RESEARCH COMMITTEE. The Parties shall establish a Research Committee comprised of four (4) members for the Agrochemical Field and the Human Therapeutics Field within thirty (30) days after the Effective Date, with two (2) representatives appointed by each Party for each such Research Committee, unless otherwise agreed by the Parties. In addition, the Parties agree to establish Research Committees in the Nutrition Field and Animal Health Field as appropriate. References to the "Research Committee" throughout this Agreement shall refer to any particular Research Committee, or all of the Research Committees, as appropriate from the context of such reference. A Party may change one or more of its representatives to the Research Committee at any time upon notice to the other Party. Each Party will designate one of its representatives as its team leader.

         2.2. DUTIES OF THE RESEARCH COMMITTEE. The Research Committee shall direct and administer the research activities under this Agreement. The Research Committee shall (i) review test reports provided by Monsanto as to the significant functional activity derived from testing the ArQule Compounds to confirm that ArQule Compounds are Active Compounds in accordance with Section 3.2.2, (ii) confirm whether ArQule Compounds that are Active Compounds and any Active Homologs selected by Monsanto are properly designated as a Licensed Compounds in accordance with the procedures set forth in Section 3.2.2; (iii) maintain and update the list of Licensed Compounds; and (iv) resolve matters involving scientific questions and any operational issues that may arise in the research activities under this Agreement.

         2.3. MEETINGS OF THE RESEARCH COMMITTEE. The Research Committee shall meet at least once each quarter at the facilities of ArQule or Monsanto, or at such other times and locations as the Research Committee determines. A representative of the Research Committee jointly appointed by its members shall provide each member with five (5) business days notice of the time and location of meetings, unless such notice is waived by all members. If a designated representative of a Party cannot attend any meeting of the Research Committee, such Party may designate a different representative for that meeting without notice to the other Party, and the substitute member will have full power to vote on behalf of the permanent member. Except as otherwise provided in this
Section 2, all actions and decisions of the Research Committee will require the unanimous consent of all of its members (it being understood that each Party will cause its representatives to the Research Committee to act in good faith). If the Research Committee fails to reach agreement upon any matter, the dispute will be resolved in accordance with the procedures set forth in Section 12.5 below. Within ten (10) days following each


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quarterly meeting of the Research Committee, the Research Committee shall prepare and deliver, to both Parties, a written report describing the decisions made, conclusions and actions agreed upon.

         2.4. COOPERATION. Each Party agrees to provide the Research Committee with information and documentation as reasonably required for the Research Committee to fulfill its duties under this Agreement. In addition, each Party agrees to make available its employees and consultants as reasonably requested by the Research Committee. The Parties anticipate that members of the Research Committee will communicate informally with each other and with employees and consultants of the Parties on matters relating to the research activities under this Agreement.

3.       ACCESS FEE; DESCRIPTION OF PROGRAMS.

         3.1. ACCESS FEE. In partial consideration for Monsanto's obtaining access to ArQule's Mapping Array Program and Directed Array Program as provided herein, Monsanto has agreed to pay to ArQule a technology access fee equal to [*] in the aggregate, payable in [*] equal installments of [*] each. ArQule acknowledges receipt of the [*], and Monsanto acknowledges its obligation to pay the remaining [*] not later than [*].

         3.2.     MAPPING ARRAY PROGRAM.

                  3.2.1. CONDUCT OF MAPPING ARRAY PROGRAM. As of the Effective Date, ArQule has delivered to Monsanto, and Monsanto has accepted, a total of [*] ArQule Compounds in quantities of approximately [*] of each ArQule Compound. After the Effective Date, ArQule will supply G.D. Searle & Co. with approximately [*] of not less than [*] ArQule Compounds in each of calendar years [*]. For the ArQule Compounds delivered in calendar years [*], ArQule agrees that (i) each Mapping Array will be, on average, at least [*] pure as measured by HPLC/UV/ELSD analysis using standard ArQule analytical procedures and (ii) each year of the Mapping Array Program will include at least [*] new Mapping Arrays, with each such Mapping Array representing a different chemical core. ArQule shall also furnish G.D. Searle & Co. with approximately [*] of each ArQule Compound that is within the Compass Array libraries representing the Mapping Arrays produced under the [*] Mapping Array Programs, as follows: (i) for the Compass Array libraries representing Mapping Arrays produced under the [*] Mapping Array Programs, ArQule will provide the [*] of the subset ArQule Compounds in addition to the [*] of each ArQule Compound previously delivered;
(ii) for the Compass Array libraries representing Mapping Arrays produced under the [*] Mapping Array Programs, ArQule will supply the [*] of the subset ArQule Compounds from the [*] quantity of each ArQule Compound that ArQule is obligated to supply to Searle (i.e., Searle will have [*] of these compounds in the Compass Array format and [*] of these compounds in the Mapping Array format); and (iii) subject to Section 12.15, for the Compass Array libraries representing Mapping Arrays produced under the [*] Mapping Array Program, ArQule will supply the [*] of the subset ArQule Compounds only, but not the Mapping Arrays. ArQule will also provide G.D. Searle &

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Co. with (i) [*] and (ii) [*], provided that Monsanto agrees [*] and further provided that Monsanto agrees that [*].

                  3.2.2. IDENTIFICATION OF ACTIVE COMPOUNDS. Initially, ArQule will not identify the structures of the individual ArQule Compounds. Monsanto may screen the ArQule Compounds against any Targets within the Field during the term of this Agreement. If Monsanto detects any Active Compound, Monsanto shall disclose to ArQule the location of the Active Compound in the Compass Array Library or Mapping Array, and ArQule shall determine whether such Active Compound is an Available Compound as soon as reasonably practicable, but no later than [*] after such request if the request is for not more than [*] ArQule Compounds within any period of [*]. During the period in which ArQule determines whether an ArQule Compound is an Available Compound, ArQule shall tentatively reserve for Monsanto on an exclusive basis such ArQule Compound pending its determination. If an Active Compound is not an Available Compound, then ArQule shall not disclose the structure of such Active Compound and such Active Compound may not be designated as a Licensed Compound under this Agreement. If an Active Compound is an Available Compound, then subject to confirmation of significant functional activity by the Research Committee (which confirmation will occur as soon as reasonably practicable but not more than [*] after Monsanto furnishes the confirmatory data to the Research Committee), ArQule will disclose (i) the full structure of the Active Compound correlated to the well location, (ii) [*] and (iii) if the Active Compound is identified in a Mapping Array, the structures, but not the locations in the Mapping Array, of the inactive ArQule Compounds that Monsanto has screened from the same Mapping Array, and ArQule shall reserve to Monsanto the Active Compound and up to [*] Active Homologs that are Available Compounds. All such disclosed information shall be treated as Confidential Information by the Receiving Party. ArQule shall furnish Monsanto with up to [*] resynthesized Active Compounds per month in quantities of not less than [*], as directed by the Research Committee, [*] and additional resynthesized Active Compounds in quantities of not less than [*], as directed by the Research Committee, at a cost of [*]. ArQule shall maintain the compound reservation for a period of [*] after Monsanto receives the resynthesized Active Compound. Monsanto may extend the [*] reservation period for not more than [*] Active Compounds at the same time, subject to increase by the Research Committee. Monsanto may subsequently request that the Research Committee designate such Active Compound and the [*] Active Homologs thereof as Licensed Compounds; whereupon the Research Committee shall designate such Active Compound and such Active Homologs thereof as Licensed Compounds provided that the Research Committee confirms that the Active Compound meets the predefined criteria for significant functional activity. For any Active Compounds that are subject to reservation by Monsanto or are designated as Licensed Compounds to Monsanto as described in this Section, ArQule will deem such Active Compounds as committed to Monsanto and no longer available to third parties or to Internal ArQule Discovery Programs. At the request of Monsanto, ArQule will make available to Monsanto the synthetic protocols for Licensed Compounds in ACS experimental format.

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                  3.2.3 ACTIVITY REPORTS. Within thirty (30) days after the
conclusion of each calendar quarter, and only at the request of ArQule, Monsanto shall furnish ArQule with a report that sets forth for each class of Targets the percentage of Active Compounds, if any, that Monsanto has identified from the total ArQule Compounds screened for that class of Targets in that quarter. For purposes of this Section, the term "class of Targets" shall mean a named family or subfamily of Targets that includes at least [*] that are not Confidential Information of Monsanto.

                  3.2.4 TIMING OF DELIVERY. If ArQule provides Monsanto with the Compass Array Libraries together with their corresponding Mapping Arrays in any quarter during calendar years [*], ArQule agrees to ship the Compass Array Libraries and the corresponding Mapping Arrays to Monsanto at the same time as ArQule ships such ArQule Compounds to its other collaborators in the Field or uses such ArQule Compounds in an Internal ArQule Discovery Program. In the event that ArQule provides Monsanto with the Compass Array Libraries after ArQule ships the corresponding Mapping Arrays to its other collaborators or uses the corresponding Mapping Arrays in an Internal ArQule Discovery Program in any quarter in calendar years [*], then notwithstanding the delivery requirements in
Section 3.2.2, ArQule shall provide Monsanto with [*] of each ArQule Compound in the Mapping Arrays provided to its other collaborators or used in an Internal ArQule Discovery Program at the same time as ArQule ships such Mapping Arrays to those collaborators or uses such Mapping Arrays in an Internal ArQule Discovery Program and then shall provide Monsanto with another [*] of each such ArQule Compound (i) in the Compass Array Library format and (ii) in the Mapping Array format minus the ArQule Compounds provided in the Compass Array Library format (i.e., ArQule will split the total [*] of each ArQule Compound into [*] shipments, with the [*] shipment split into a Compass Array Library and a smaller Mapping Array library that contains the ArQule Compounds not included in the Compass Array Library) within [*] thereafter. In the event that ArQule provides a Compass Array Library to another collaborator or uses a Compass Array Library in an Internal ArQule Discovery Program in any quarter in calendar years [*], ArQule shall provide that Compass Array Library to Monsanto not later than the time that such Compass Array Library is provided to the other collaborator or used in an Internal ArQule Discovery Program.

                  3.2.5. PAYMENTS. ArQule acknowledges receipt of payment in full for the Mapping Array Program for calendar year [*]. Monsanto acknowledges its obligation to pay any remaining amounts due to ArQule for the Mapping Array Program for calendar year [*]. In consideration of the performance by ArQule of the Mapping Array Program and the delivery of the Compass Array libraries for calendar years [*], Monsanto shall pay ArQule the following delivery fee in calendar years [*]:

         [*]

         [*]

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In consideration of the delivery of the Compass Array libraries for calendar year [*] and the expansion of the Field beyond the Agrochemical Field, Monsanto shall pay ArQule a fee in the amount of [*] in the calendar year [*]. The payments under this Subsection shall be made in [*] at the beginning of each [*].

         3.3.     LEAD OPTIMIZATION PROGRAM.

                  3.3.1. DIRECTED ARRAY PROGRAM. The parties have terminated the Directed Array Program as of the Effective Date. Monsanto acknowledges satisfactory completion of the Directed Array Programs performed by ArQule and its obligation to pay ArQule for the Directed Array Program completed in 1999, and ArQule acknowledges receipt of payment in full for the completion of the Directed Array Programs through 1998. ArQule represents and warrants that it has delivered to Monsanto, or will promptly deliver to Monsanto, the structures of all Directed Array Compounds and the synthetic procedures for such Directed Array Compounds in ACS experimental format. ArQule agrees to provide Monsanto with reasonable technical and other support, at the expense of Monsanto, for future efforts by Monsanto to develop and commercialize Royalty-Bearing Products based on Directed Array Compounds.

                  3.3.2. TERMINATION PAYMENTS. Monsanto shall pay ArQule the following termination payments in each of calendar years [*]:

         [*]

         [*].

The termination payments in this Section 3.2.2 supersede and replace the payment provisions set forth in Section 3.3.4 and 3.3.5 of the Array Delivery and Testing Agreement dated December 23, 1996 between ArQule and Monsanto.

                  3.3.3. CREDIT FOR LEAD OPTIMIZATION PROGRAM. ArQule agrees to furnish Searle with [*] full-time equivalents ("FTEs") of effort (i.e., the equivalent of [*] person-years of effort) towards a lead optimization program, with details to be agreed by the parties in good faith. Searle may initiate the lead optimization program at any time during the Research Period, but may not initiate the program before the earlier of (i) [*] or (ii) [*]; provided that the program cannot begin until the Parties have agreed upon the details in good faith, including without limitation the terms set forth in this Section. In the event that Searle proceeds with this lead optimization program, (i) Searle will pay ArQule [*], (ii) ArQule will provide [*], and (iii) [*]. In the event that Searle initiates the lead optimization program after [*], ArQule shall have the right to [*]. ArQule agrees that the [*] FTEs of effort includes ordinary laboratory supplies, consumables, and chemical costs, and Searle agrees that such effort does not cover extraordinary expenses such as custom chemical monomers that are purchased from a third party or synthesized by ArQule with effort beyond the [*] FTEs of effort and chemical monomers and reagents that cost in excess of the amounts typically expended by ArQule in a lead optimization

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program of substantially similar scope. The Parties acknowledge that the terms of this initial lead optimization program are not intended to apply to any future lead optimization programs provided by ArQule to Searle.

4.       LICENSE GRANTS; DILIGENCE .

         4.1. SCREENING LICENSES . ArQule hereby grants to Monsanto (a) a nonexclusive, worldwide, royalty-free license (without the right to sublicense) to test ArQule Compounds against Targets in the Field and to perform other analytical work on ArQule Compounds, and (b) an exclusive (including to the exclusion of ArQule), worldwide, royalty-free license (without the right to sublicense) to test any Directed Array Compounds for significant functional activity against Targets in the Field and to perform other analytical work on Directed Array Compounds.

         4.2. COMMERCIALIZATION LICENSES. ArQule hereby grants to Monsanto, under ArQule Patent Rights, ArQule's interest in any Joint Patent Rights and ArQule Technology, an exclusive (including to the exclusion of ArQule), worldwide, royalty-bearing license (with the right to grant sublicenses) (i) to develop (including the making of Derivative Compounds), have developed, make, or have made Royalty-Bearing Products incorporating or using any patent or other intellectual property rights of ArQule covering the composition, manufacture or use of Licensed Compounds for use, distribution and sale in the Field, and (ii) to distribute for sale and sell in the Field Royalty-Bearing Products incorporating or using any patent or other intellectual property rights of ArQule covering the composition, manufacture or use of Licensed Compounds, and
(iii) to use in the Field Royalty-Bearing Products incorporating or using any patent or other intellectual property rights of ArQule covering the composition, manufacture or use of Licensed Compounds.

         4.3. TERMINATION OF LICENSES. The licenses granted to Monsanto by ArQule pursuant to Sections 4.1 and 4.2 shall continue in perpetuity except as otherwise provided in Article 11 or Section 4.4.

         4.4. RETURN OF MATERIALS. ArQule shall have the right to request information regarding the development and commercialization efforts with respect to any Licensed Compounds, in which event Monsanto shall conduct a reasonable investigation as to the status of any Royalty-Bearing Products that are based on or incorporate the relevant Licensed Compounds and report to ArQule [*] from the date of request on the status of such Royalty-Bearing Products. ArQule may request such investigation and status report [*]. In the event that Monsanto ceases to use commercially reasonable efforts to develop and commercialize Royalty-Bearing Products in the Field based on or incorporating an ArQule Compound that is a Licensed Compound, or if Monsanto refuses or fails to provide ArQule with a status report with respect to such Licensed Compound within [*] after ArQule provides Monsanto with written notice that Monsanto has failed to provide such report within the [*] period described above, ArQule shall have the right, upon [*] written notice to Monsanto, to terminate all licenses granted to Monsanto under this Agreement with respect to such Licensed Compound (a "DISCONTINUED PRODUCT") and, in such

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                                      -12-
event, Monsanto shall assign to ArQule the ownership of the Discontinued Product and all Monsanto Patent Rights and Joint Patent Rights in the composition of such Discontinued Product; provided, however, that Monsanto may elect, upon written notice to ArQule that is received by ArQule during the [*] period set forth above, to retain its rights under this Agreement with respect to such Licensed Compound by [*]. In the event that Monsanto elects to [*]. Thereafter, for a period of [*], Monsanto shall [*].

         4.5. LICENSE REQUIREMENTS. The Parties recognize and agree that Monsanto does not and will not at any time need any license or other permission or authorization from ArQule for any activities (including by way of example and not limitation) making, using, offering for sale, selling and importing concerning or involving any compound or composition or its manufacture or use unless ArQule owns (to the exclusion of Monsanto) (i) ArQule Patent Rights, or
(ii) proprietary and confidential ArQule Technology covering such compound or composition or its manufacture or use.

         4.6. SCREENING OF ARQULE COMPOUNDS. During the Research Period, Monsanto shall have the right, either directly or through Monsanto's Primary Affiliates or third parties selected by Monsanto, to perform such testing in the Field as Monsanto deems appropriate on ArQule Compounds and ArQule Derivative Compounds, provided that, prior to delivering any ArQule Compounds or ArQule Derivative Compounds to any such third party, Monsanto, ArQule and each such third party enter into a materials transfer agreement reasonably acceptable to ArQule and including terms and conditions that are usual and customary for such agreements, and further provided that Monsanto shall not identify the compounds provided to any third party as ArQule Compounds.

         4.7. REVERSE ENGINEERING. Monsanto shall not attempt to reverse engineer, or attempt to determine the structure of, any ArQule Compound until the structure of such compound has been disclosed to Monsanto by ArQule pursuant to Section 3.2.2.

5.       INTELLECTUAL PROPERTY RIGHTS.

         5.1.     OWNERSHIP OF PATENT RIGHTS.

                  (a) MONSANTO PATENT RIGHTS. Monsanto will solely own any Patent Rights covering inventions that are conceived and reduced to practice solely by employees of Monsanto in connection with this Agreement. Monsanto will solely own any Patent Rights covering the composition or any method of making or using (i) Monsanto Compounds and
         (ii) Monsanto Derivative Compounds, except, and only to the extent that, ArQule can show that any such compounds were independently developed by ArQule employees who had no access to Monsanto Confidential Information or any information of ArQule developed or furthered as a result of this Agreement.

                  (b) ARQULE PATENT RIGHTS. ArQule will solely own any Patent Rights covering inventions that are conceived and reduced to practice solely by employees of ArQule in connection with this Agreement, except as otherwise provided in clause (a) above in the case of rights in Monsanto Compounds and Monsanto Derivative Compounds.

                  (c) JOINT PATENT RIGHTS. ArQule and Monsanto will jointly own any Patent Rights covering inventions that are conceived and reduced to practice jointly by employees of ArQule and Monsanto in connection with this Agreement.

         5.2. MANAGEMENT OF PATENT RIGHTS. Each party shall have responsibility for, and control over, the preparation, filing, prosecution, and maintenance their respective Patent Rights. In the case of Joint Patent Rights, Monsanto shall have all control over and shall bear all responsibility for, and the expense of, the preparation, filing, prosecution, and maintenance of any Joint Patent Rights claiming such inventions. Monsanto shall consult with ArQule as to the preparation, filing, prosecution, and maintenance of such Joint Patent Right reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or its foreign equivalent, and shall furnish to ArQule copies of all relevant documents reasonably in advance of such consultation. In the event that Monsanto desires to abandon such Joint Patent Right, or if Monsanto later declines responsibility for such Joint Patent Right, Monsanto shall provide reasonable prior written notice to ArQule of such intention to abandon or decline responsibility, and ArQule shall have the right, at its expense, to prepare, file, prosecute, and maintain such Joint Patent Rights.

         5.3. COOPERATION OF THE PARTIES. Each Party agrees to cooperate fully in the preparation, filing, and prosecution of any Patent Rights under this Agreement. Such cooperation includes, but is not limited to:

                           (a) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Patent Rights set forth in Section 5.1 above and to enable the other Party to apply for and to prosecute patent applications in any country;

                           (b) promptly informing the other Party of any matters coming to such Party's attention that may affect the preparation, filing, or prosecution of any such patent applications; and

                           (c) undertaking no actions that are potentially
deleterious to the preparation, filing, or prosecution of such patent applications.

         5.4. INFRINGEMENT BY THIRD PARTIES. ArQule and Monsanto shall each promptly notify the other in writing of any alleged or threatened infringement by a third party of any ArQule Patent Right, Monsanto Patent Right or Joint Patent Right covering Licensed Compounds of which they become aware. The Parties shall consult concerning the action(s) to be taken in connection with any such alleged or threatened infringement.

6.       OWNERSHIP OF COMPOUNDS.

         All Monsanto Compounds and Monsanto Derivative Compounds shall be owned by Monsanto. All ArQule Compounds shall be owned by ArQule. All ArQule Derivative Compounds shall be owned in the same manner as the Patent Rights to such compounds are owned as set forth in Article 5.

7.       PAYMENTS, REPORTS, AND RECORDS.

         7.1. MILESTONE PAYMENTS. In partial consideration of the rights granted Monsanto under this Agreement, Monsanto shall pay ArQule the following amounts within [*] after each occurrence of the following milestones:

                  (a) MILESTONE PAYMENTS IN AGROCHEMICAL FIELD. Monsanto shall make the following milestone payments to ArQule with respect to Royalty-Bearing Products in the Agrochemical Field:


                  PAYMENT                            MILESTONE
                  -------                            ---------
                  [*]                                                       [*]

                  [*]                                                       [*]

                  [*]                                                       [*]

                  [*]                                                       [*]

                  [*]                                                       [*]

                  [*]                                                       [*]

                  1[*].


                  (b) MILESTONE PAYMENTS IN HUMAN THERAPEUTIC FIELD. Monsanto shall make the following milestone payments to ArQule with respect to Royalty-Bearing Products in the Human Therapeutics Field:


                  PAYMENT                            MILESTONE
                  -------                            ---------
                  [*]                                                       [*]

                  [*]                                                       [*]

                  [*]                                                       [*]

                  [*]                                                       [*]

                  [*]                                                       [*]

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                                      -15-

                  (c) MILESTONE PAYMENTS IN NUTRITION AND ANIMAL HEALTH FIELDS. Monsanto shall pay ArQule up to a total of [*] in milestone payments with respect to Royalty-Bearing Products in each of the Nutrition Field and Animal Health Field. ArQule and Monsanto agree to negotiate in good faith the specific events and milestone payments attributable to each such field. Events and payments negotiated with respect to the first such Royalty-Bearing Product in each such field shall apply to all subsequent Royalty-Bearing Products in such field. Until such milestone terms have been agreed to by the Parties for a particular field, Monsanto will not have the right to market or sell Licensed Products in such field.

                  (d) MILESTONE PAYMENTS FOR DIRECTED ARRAY COMPOUNDS. For the purposes of Subsections 7.1(b) and Section 7.1(c), the definition of "ArQule Compound" shall be deemed to include all Directed Array Compounds. Consequently, among other things, the term "Royalty-Bearing Product" shall include Derivative Compounds of Directed Array Compounds as if such Derivative Compounds were ArQule Derivative Compounds and the Directed Array Compounds shall be treated as if they were part of the Mapping Array Program when screened against targets outside of the Agrochemical Field.

                  (e) Such milestone payments shall be non-refundable and shall not be credited against royalties payable to ArQule under this Agreement. Monsanto shall promptly notify ArQule of each occurrence of any of the foregoing milestones.

         7.2.     ROYALTIES.

                  (a) In consideration of the licenses granted to Monsanto hereunder, Monsanto shall pay to ArQule a royalty of [*] of Net Sales of Royalty-Bearing Products in the Agrochemical Field.

                  (b) In consideration of the licenses granted to Monsanto hereunder, Monsanto shall pay to ArQule a royalty based on a percentage of [*] in the Human Therapeutics Field, Nutrition Field, and Animal Health Field where such royalty percentage is determined by [*] as follows:


                           [*]                       ROYALTY AS % OF NET SALES
                                                     -------------------------
                           [*]                                         [*]

                           [*]                                         [*]

                           [*]                                         [*]

                           Where the [*]. For the purposes of this Subsection 7.2(b), the term "Parent ArQule Compound" means (i) in the case of a Licensed Compound, the Licensed Compound itself, (ii) in the case of an ArQule


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                                      -16-

                           Derivative Compound, an ArQule Compound in the Mapping Array from which the final ArQule Derivative Compound was derived, (iii) in the case of a Directed Array Compound, the Directed Array Compound itself except as otherwise provided in Subsection 7.2(c) below, or (iv) in the case of any other compound discovered or designed by Monsanto directly as a result of information obtained by Monsanto under the Mapping Array Program or Directed Array Program from one or more ArQule Compounds or Directed Array Compounds, which information forms the primary basis for such discovery or development and which information was not previously known to Monsanto from sources other than ArQule, an ArQule Compound or a Directed Array Compound from which such information was obtained. The [*]. The Parties agree to periodically review [*]. For the purposes of this paragraph, [*].

                  (c) ROYALTY PAYMENTS FOR DIRECTED ARRAY COMPOUNDS. For the purposes of Subsection 7.2(b), the definition of "ArQule Compound" shall be deemed to include all Directed Array Compounds. Consequently, among other things, the term "Royalty-Bearing Product" shall include Derivative Compounds of Directed Array Compounds as if such Derivative Compounds were ArQule Derivative Compounds and the Directed Array Compounds shall be treated as if they were part of the Mapping Array Program when screened against targets outside of the Agrochemical Field.

                  (d) No royalty shall accrue on sales among Monsanto and Sublicensees. Royalties shall only accrue on sales by Monsanto and Sublicensees to parties other than Monsanto or its Sublicensees and shall be payable only once for any given unit of Royalty-Bearing Product sold.

         7.3. REPORTS AND PAYMENTS. Within sixty (60) days after the conclusion of each Royalty Period, Monsanto shall deliver to ArQule one or more reports containing the following information:

                           (a) gross sales of Royalty-Bearing Products by Monsanto and Sublicensees during the applicable Royalty Period in each of the Agrochemical Field, Human Therapeutics Field, Animal Health Field, and Nutrition Field in each country of sale;

                           (b) adjustments and calculation of Net Sales for the applicable Royalty Period in each country of sale; and

                           (c) total Net Sales in U.S. dollars, together with the exchange rates used for conversion.

All such reports shall be maintained in confidence by ArQule. If no royalties are due to ArQule for any reporting period, the report shall so state. Concurrent with this report, Monsanto shall remit to ArQule any payment due for the applicable Royalty Period using a method of payment mutually agreed to by the Parties. All amounts payable to ArQule under this Section will first be calculated in the currency of sale and then converted into U.S. dollars in accordance with Section

7.4, and such amounts shall be paid without deduction, except as required by law, of any withholding taxes, value-added taxes, or other charges applicable to such payments.

         7.4. INVOICES; PAYMENTS IN U.S. DOLLARS. With the exception of milestone payments due under Section 7.1 and royalty payments due under Section 7.2, ArQule shall submit invoices to Monsanto for each payment due ArQule hereunder (including without limitation all payments due pursuant to Sections 3.1, 3.2.5, and 3.3.2), and Monsanto shall pay such invoices within sixty (60) days of receipt thereof. All payments due under this Agreement shall, except as provided in Section 7.5 below, be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in THE WALL STREET JOURNAL) on the last working day of the calendar quarter preceding the applicable calendar quarter. Such payments shall be without deduction of exchange, collection, or other charges.

         7.5. PAYMENTS IN OTHER CURRENCIES. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Monsanto shall give ArQule prompt written notice of such restriction, which notice shall satisfy the forty-five day payment deadline described in Section 7.4. Monsanto shall pay any amounts due ArQule through whatever lawful methods ArQule reasonably designates; provided, however, that if ArQule fails to designate such payment method within forty-five (45) days after ArQule is notified of the restriction, then Monsanto may deposit such payment in local currency to the credit of ArQule in a recognized banking institution selected by Monsanto and identified by written notice to ArQule, and such deposit shall fulfill all obligations of Monsanto to ArQule with respect to such payment.

         7.7. RECORDS. Monsanto shall maintain reasonably complete and accurate records of Royalty-Bearing Products made, used or sold by them or their Sublicensees under this Agreement, and any amounts payable to ArQule in relation to such Royalty-Bearing Products, which records shall contain reasonably sufficient information to permit ArQule to confirm the accuracy of any reports delivered to ArQule in accordance with Section 7.3. The relevant Party shall retain such records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period. Each Party (acting as the "Auditing Party") shall have the right, at its own expense, to cause an independent certified public accountant to inspect such records of the other Party (the "Audited Party") during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to the Auditing Party any information other than information relating to accuracy of reports and payments delivered under this Agreement and shall provide the Audited Party with a copy of any report given to the Auditing Party. The Parties shall reconcile any underpayment or overpayment within forty-five (45) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of [*] in any Royalty Period, the Audited Party shall bear the full cost of such audit. Each Party may exercise its rights under this Section only once every year and only with reasonable prior notice to the other Party.

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                                      -18-

         7.8. LATE PAYMENTS. Any payments by Monsanto that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Base Rate of Interest calculated based on the number of days that payment is delinquent.

         7.9 LATE DELIVERIES. In the event that ArQule makes a late delivery of Mapping Arrays to Monsanto pursuant to Section 3.2.1 or delivers a Compass Array Library after the [*] period described in Section 3.2.1, Monsanto may deduct from the next quarterly installment of the delivery fee set forth in Section
3.2.5 an amount determined by multiplying the amount of such quarterly installment by an annualized rate equal to [*] above the Base Rate of Interest calculated based on the number of days that delivery was late.

8.       CONFIDENTIAL INFORMATION.

         8.1. DEFINITION OF CONFIDENTIAL INFORMATION. Confidential Information shall mean any technical or business information furnished by the Disclosing Party to the Receiving Party in connection with this Agreement and specifically designated as confidential. Such Confidential Information may include, without limitation, the identity of a chemical compound, the use of a chemical compound, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information.

         8.2. OBLIGATIONS. The Receiving Party agrees that it shall:

                           (a) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its, and its Primary Affiliates, directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement;

                           (b) use all Confidential Information solely for the purposes set forth in, or as permitted by, this Agreement; and

                           (c) allow its Primary Affiliates, directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information.

         8.3. EXCEPTIONS. The obligations of the Receiving Party under
Section 8.2 above shall not apply to any specific Confidential Information to the extent that the Receiving Party can demonstrate that such Confidential
Information:

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                                      -19-

                           (a) was in the public domain prior to the time of its disclosure under this Agreement;

                           (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party, its Primary Affiliates, directors, officers, employees, consultants, advisors or agents;

                           (c) was independently developed or discovered by the Receiving Party without use of the Confidential Information;

                           (d) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or

                           (e) is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the EPA or the United States Patent and Trademark Office or to their foreign equivalents), or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

         8.4. PUBLICATIONS. ArQule shall not publish any information with respect to Licensed Compounds without the prior written permission of Monsanto, which may be withheld in its sole discretion.

9.       REPRESENTATIONS AND WARRANTIES.

         Each Party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a party.

10.      INDEMNIFICATION AND INSURANCE.

         10.1. INDEMNIFICATION. Each Party (the "Indemnitor") shall indemnify, defend, and hold harmless the other Party and its Primary Affiliates and their directors, officers, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands, or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product (or any process or service) that is made, used, or sold by the Indemnitor pursuant to any right or license granted under this Agreement; provided, however, that such indemnification right shall not apply to any liability, damage, loss, or expense to the extent directly attributable to the negligent activities, reckless misconduct, or intentional misconduct of the Indemnitees.

         10.2. PROCEDURES. Any Indemnitee that intends to claim indemnification under Section 10.1 shall promptly notify the appropriate Indemnitor of any claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in Section 10.1. shall not apply to amounts paid in settlement of any loss, claim, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under Section 10.1. Each party and its Primary Affiliates and their employees and agents shall cooperate fully with the other party and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

         10.3. INSURANCE. Each Party shall maintain reasonably adequate insurance coverage or self-insurance for its own potential liabilities to the Indemnitees as set forth in this Article 10.

11.      TERM AND TERMINATION.

         11.1. TERM. This Agreement shall commence on the Effective Date and shall remain in effect until the expiration of the last to expire of the applicable Patent Rights covering any Royalty-Bearing Product, unless earlier terminated as provided in this Article 11.

         11.2. BREACH OF PAYMENT OBLIGATIONS. In the event that Monsanto fails to make timely payment of any amounts due to ArQule under this Agreement, ArQule may terminate this Agreement upon ninety (90) days written notice to Monsanto, unless Monsanto pays all past-due amounts within such ninety-day notice period.

         11.3. MATERIAL BREACH. In the event that either party commits a material breach of any of its obligations under this Agreement (other than as provided in Section 11.2) and such party fails (i) to remedy that breach within ninety (90) days after receiving written notice thereof from the other party or
(ii) to commence dispute resolution pursuant to Section 12.5, within ninety (90) days after receiving written notice of that breach from the other party, the other party may immediately terminate this Agreement upon written notice to the breaching party.

         11.4. EFFECT OF TERMINATION. Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination. The provisions of Article 4, Article 5, Article 6, Article 7, Article 8, Article 9,
Article 10, and Article 12 shall survive the expiration or termination of this Agreement. Notwithstanding the foregoing, if ArQule terminates this Agreement pursuant to Section 11.3, then (i) Monsanto shall have no further right to screen ArQule Compounds pursuant to

Section 3.2 and 4.1, select Licensed Compounds pursuant to Section 3.2. or to develop and commercialize ArQule Compounds pursuant to Section 4.2.; (ii) Monsanto shall immediately return or destroy (with such destruction certified in writing by an officer of Monsanto) all unused ArQule Compounds in a manner directed by ArQule; and (iii) ArQule shall have the right to effect reversion of the Licensed Compounds pursuant to Section 4.4. Notwithstanding the foregoing, if Monsanto terminates this Agreement pursuant to Section 11.3., then Monsanto [*].

12.      MISCELLANEOUS.

         12.1. RELATIONSHIP OF PARTIES. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. No party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

         12.2. PUBLICITY. Except as otherwise expressly provided in this Section 12.2, neither Party shall (i) use the name of the other Party in relation to this transaction in any public announcement, press release, or other public document or (ii) originate any written publicity, news release, or other announcement relating to this Agreement, to performance under this Agreement, or to the existence of an arrangement between the Parties (collectively, "WRITTEN DISCLOSURE"), without the prior prompt review and approval of the other Party, which approval shall not be unreasonably withheld or delayed. Any Party may make any public Written Disclosure it believes in good faith, based upon the opinion of its general outside counsel, is required by applicable law or any listing or trading agreement concerning its publicly traded securities, provided that prior to making such Written Disclosure, the disclosing Party shall request confidential treatment of such information pursuant to Rule 406 of the Securities Act of 1933 or Rule 24b-2 of the Securities Exchange Act of 1934, as applicable (or any other applicable regulation relating to the confidential treatment of information) to the extent reasonably practicable and consistent with any applicable limitations imposed by such regulations. In addition, ArQule shall provide Monsanto with the relevant portion of its draft Form 10K filing for 1999, together with the draft exhibit to such Form 10K which sets forth the the Agreement and the redactions for which ArQule intends to seek confidential treatment. A Party may also make a Written Disclosure (i) to government agencies, courts, or other governmental bodies where required by law, so long as the disclosing Party notifies the other Party prior to the disclosure and seeks to obtain a protective order to maintain the confidentiality of the information and (ii) to third parties under an agreement of confidentiality, with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Once a "Written Disclosure" is approved, either Party may reuse the disclosed information in a materially unaltered form without further consent or approval. Specifically, each Party may state that the other Party has entered into this this Agreement after such information has appeared in an approved Written Disclosure, without the prior consent or approval of the other Party.

         12.3. NON-SOLICITATION. During the term of this Agreement and thereafter for a period of [*], each party agrees not to seek to persuade or induce any employee of the other party to

-------------------
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                                      -22-
discontinue his or her employment with that party in order to become employed by or associated with any business, enterprise, or effort that is associated with its own business.

         12.4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         12.5.    DISPUTE RESOLUTION PROCEDURES.

                  12.5.1 NEGOTIATION. In the event of any dispute or disagreement between Monsanto and ArQule as to the interpretation of any provision of this Agreement or the performance of their obligations hereunder, then upon written request of either Party, the matter shall be referred to representatives of the Parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "REPRESENTATIVES"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not meet or do not agree upon a decision within thirty (30) calendar days after the date upon which the written request is received by the other Party, each of Monsanto and ArQule shall be free to exercise the remedies available to them under Section 12.5.2.

                  12.5.2 ARBITRATION. Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the transactions arising hereunder that are not resolved by negotiation pursuant to Section 12.5.1 shall be settled exclusively by arbitration in the New York, New York. Such arbitration shall be administered by the Center for Public Resources Institute for Dispute Resolution (the "INSTITUTE") in accordance with its then prevailing Rules for Non-Administered Arbitration of Business Disputes (except as otherwise provided herein), by three independent and impartial arbitrators, one of whom shall be appointed by Monsanto and one of whom shall be appointed by ArQule , PROVIDED THAT in the case of a dispute as to decisions of the Research Committee or whether a product is a Royalty-Bearing Product, each party shall designate one (1) neutral having the following minimum scientific qualifications: a Ph.D. degree in chemistry or life sciences or an M.D. degree plus at least ten (10) years of relevant business or scientific research experience. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1 ET SEQ. The fees and expenses of the Institute and the arbitrators shall be shared equally by the parties and advanced by them from time to time as required; PROVIDED THAT at the conclusion of the arbitration, the arbitrators shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest to the prevailing party. The arbitrators shall render their award together with a summary explanation of their decision within ninety (90) days of the conclusion of the arbitration hearing. The arbitrators shall not be empowered to award to any party any consequential damages, lost profits, or punitive damages in connection with any dispute between the parties arising out of or relating in any way to this Agreement or the transactions arising hereunder, and each party hereby irrevocably waives any right to recover such damages. Notwithstanding anything to the contrary provided in this Section and without prejudice to the above procedures, (i) either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party's request for temporary relief and (ii) the parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in this Section and Section 12.5.1 are pending and the parties further agree to take any actions necessary to effectuate this result. The award rendered by the arbitrators shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

         12.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         12.7. HEADINGS. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

         12.8. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties, their Primary Affiliates, and their respective lawful successors and assigns.

         12.9. ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party, except that either party may assign this Agreement to a successor in connection with the merger, consolidation, spin-off or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement. Monsanto has the right to extend its rights and benefits under this Agreement to any Primary Affiliate.

         12.10. NOTICES. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Monsanto:                             If to ArQule:

Monsanto Company                            ArQule, Inc.
700 Chesterfield Parkway North              19 Presidential Way
St. Louis, Missouri 63198                   Woburn, MA 01801
Attention: Grace Bonner                     Attention: President
Tel: (314) 694-3165                         Tel: (781) 994-0300
Fax: (314) 694-9009                         Fax: (781) 994-0676

with a copy to:                             with a copy to:

Monsanto Company                            ArQule, Inc.
5200 Old Orchard Road                       19 Presidential Way
Skokie, Illinois  60077                     Woburn, MA 01801
Attention: Asst. General Counsel            Attention: Legal Department
Tel: (847) 581-6740                         Tel: (781) 994-0300
Fax: (847) 581-4045                         Fax: (781) 994-0676

Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section.

         12.11. AMENDMENT AND WAIVER. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         12.12. SEVERABILITY. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

         12.13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof.

         12.14. FORCE MAJEURE. Neither party shall be held liable or responsible to the other party, nor be deemed to be in breach of this Agreement, for failure or delay in fulfilling or performing any provisions of this Agreement when such failure or delay is caused by or results from any cause whatsoever outside the reasonable control of the party concerned including, but not limited to, fire, explosion, breakdown of plant, strike, lock-out, labor disputes, casualty or accident, lack or failure of transportation facilities, flood, lack or failure of sources of supply or of labor, raw materials or energy, civil commotion, embargo, any law, regulation, decision, demand or requirement of any national or local government or authority. The party claiming relief shall, without delay, notify the other party by registered airmail or by telefax of the interruption and cessation thereof and shall use its best efforts to remedy the effects of such hindrance with all reasonable dispatch. The onus of proving that any such Force Majeure event exists shall rest upon the party so asserting. During the period that one party is prevented from performing its obligations under this Agreement due to a Force Majeure event, the other party may, in its sole discretion, suspend any obligations that relate thereto. Upon cessation of such Force Majeure event the parties hereto shall use their best efforts to make up for any suspended obligations. If such Force Majeure event is anticipated to continue, or has existed for nine (9) consecutive months or more, this Agreement may be forthwith terminated by either party by registered airmail or by telefax. In case of such termination the terminating party will not be required to pay to the other party any indemnity whatsoever.

         12.15.   CHANGE TO MAPPING ARRAY PROGRAM. [*].

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

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* Confidential treatment has been requested for the marked portion.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.


MONSANTO COMPANY                              ARQULE, INC.



By: Phil Needleman                            By:  Stephen A. Hill
   --------------------------------              -------------------------------

Name: Phil Needleman                          Name: Stephen A. Hill
     ------------------------------                -----------------------------

Title: Chief Scientific Officer               Title: CEO
      -----------------------------                 ----------------------------